EXHIBIT 99.1

Synthesis Energy Systems, Inc. Reports Fiscal 2015 Financial Results and Provides Business Update

HOUSTON, Sept. 16, 2015 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SYMX), a global energy and gasification technology company enabling clean, high-value energy and chemical products from multiple feedstocks, today reported financial and operating results for its fiscal 2015 year and fourth quarter, ended June 30, 2015.

"With three emerging opportunity markets in China, we were successful during this past fiscal year in continuing to advance commercialization of our clean energy technology, which has the added competitive advantage of compelling economics due to its feedstock flexibility. We are actively engaged in work in these core growth energy markets: clean syngas as a lower-cost alternative to expensive imported natural gas and LNG for industrial use; a cleaner coal to power solution, and a conversion of our syngas to SNG, or substitute natural gas, to be sold into natural gas pipelines," said Robert Rigdon, SES's President and Chief Executive Officer.

"Our gains in these three markets include the award in December 2014 of three project license and equipment orders related to our Tianwo-SES Joint Venture, for Aluminum Corporation of China. The fast-track speed of construction of these first natural gas replacement projects underway by our China JV partner's ICCDI design institute and supported by our Tianwo-SES JV is quite remarkable given the scope and scale of the facilities. We expect to have the first two CHALCO industrial syngas projects operational by calendar year-end, with the third project to follow in 2016. Combined, these momentum-building projects are expected to represent approximately 140 million Yuan in orders to our Tianwo-SES JV and will expand our installed based in China from 5 to 12 SES gasification systems. Through implementation we are gaining knowledge that will allow us to modularize our technology to be even more efficient and competitive in order to expand our Tianwo-SES business into larger scopes of supply with turnkey capability of our gasification systems," stated Rigdon.

"Today, China is no longer routinely permitting coal-fired power plants in an effort to reduce traditional pollutants such as NOx, SOx, mercury and particulate matter. The environmental performance of our gasification technology in electric generation applications is central to our Growth With Blue Skies initiative. Our technology is more environmentally friendly than traditional coal-fired power plants and offers leading gasification efficiencies, lower water usage and the ability to run low-cost coals. When combined with the GE aero-derivative gas turbines, we create a power plant that we call iGas. iGas can produce much cleaner, low-cost power than a traditional coal-fired power plant, and the iGas plant would segregate much of the CO2 from the syngas making it available for carbon sequestration in the future," continued Rigdon. "This past fiscal year, jointly with Dengfeng Power Group and Tianwo-SES, we initiated the pre-feasibility evaluation work for the first iGas cleaner coal distributed power project in China. We have assembled the required preliminary cost, performance, emissions and schedule information for Dengfeng Power who would be the ultimate owner-operator of the project. Once these preliminary reviews have been completed the parties intend to move into the much more detailed Feasibility Study Report phase, which is required for government approvals to build the project. This first project is intended by Dengfeng Power to serve as a model for additional iGas projects, targeted by Dengfeng Power at approximately 600 MW in total capacity to be built in Dengfeng City and the Henan area.

"We are in advanced discussions with a Chinese firm for a conversion of our syngas to SNG, to be sold into natural gas pipelines, which is our third opportunity market which we believe has potential for significant future growth," said Rigdon. "We are working hard to improve the long-term outlook for our existing ZZ and Yima joint ventures, but the exceptionally low methanol price environment that exists in China today is challenging. We did, however, accomplish a key 2015 fiscal year objective of establishing a partner to repurpose the ZZ JV methanol plant. The agreement with our new Chinese partner, Rui Feng, allows us to expand ZZ and convert it into production of more profitable Acetic Acid and Propionic Acid. We are taking the necessary steps to make the ZZ JV become more profitable, reducing our ownership level, and returning to SES approximately $10 million of our ZZ investment. At our larger Yima JV facility in Henan Province, the JV team continued to take steps to strengthen operations, achieving up to 80% production capacity during the summer months. The Yima JV has communicated its intention to achieve 100% production capacity before the next Chinese New Year, if methanol prices improve. This will move us closer to our goal of gaining formal acceptance of the facility. We also continue to evaluate alternatives for monetizing some, or all of the $34.8 million invested there."

Mr. Rigdon concluded: "With strengthened operations and a strong foundation for commercialization, we are working hard to grow our partnership with our China Joint Venture partner, Suzhou Thvow Technology Co., Ltd. With the progress achieved with our Tianwo-SES Joint Venture in target growth markets, as well as the improving outlook for our ZZ and Yima joint ventures, we are making progress towards winning more projects and improving cash generated from operations. We also look forward to developments in this 2016 fiscal year as a result of our expanded global Project Alliance Agreement signed in July with the world's leading direct reduction ironmaking technology provider, Midrex Technologies, and we continue to pursue partners for our technology company subsidiary in order to accelerate growth of the company outside the China region."

Recent Corporate Highlights

China Joint Venture: SES's China Joint Venture with Suzhou Thvow Technology Co., Ltd. (STT): Tianwo-SES Clean Energy Technologies Co., Ltd. (Tianwo-SES):

Industrial "Gas Replacement" Syngas: Aluminum Corporation of China (CHALCO), China's largest alumina and primary aluminum producer: Agreement signed in December 2014, for three industrial syngas gasification plants that will replace CHALCO's need for expensive natural gas for existing aluminum facilities. Total order value for these projects to Tianwo-SES for technology and equipment supply from China Joint Venture partner, STT's design institute, ICCDI, is expected to be approximately 140.3 million Yuan ($23 million). Staged-progression construction is underway, with milestone progress:

  Zibo City Project, Shandong Province – 2 SES Gasification Technology (SGT) gasification systems: Initial project entered commissioning phase in June; has routinely supplied the Shandong CHALCO branch with syngas since August; the first of its two gasification systems successfully completed 72 hours of continuous full-load testing in September. Test results confirmed that the performance of the first installed SGT gasification system meets the required design requirements. During the continuous full-load test, the SGT gasification system produced 110% of the required design syngas capacity, reaching 43,000 NCM (normal cubic meters) per hour of clean syngas. Additionally, the energy content of the syngas also exceeded the design requirements by 10%. Once all testing work has been completed and the project turned over to CHALCO, which is expected by calendar year-end, the Zibo Project would become the largest domestic Chinese gasification project of its type.

  Xing County, Shanxi Province – 1 SGT gasification system: Completed installation of the facility's single SGT gasifier in September and commenced the first heat-up of the gasifier for the refractory curing period; work continues on completing the remainder of the SGT gasification system; have coordinated this nine-day period of gasifier heating with the owners, supervisors, oven drying team and installation team to ensure safe and successful results in advance of the project commissioning phase and start-up of the gasifier, expected by year-end.

  Henan Province – 4 SGT gasification systems: Fast-track construction on the third and largest CHALCO project continues, with commissioning phase expected to begin near year-end and full operations in 2016.

Global Initiative – Distributed Power Business:

  Dengfeng Power Group (DFPG): SES and DFPG, a state-owned enterprise ranked in the China's Fortune 500 with businesses including coal production, aluminum manufacturing, power generation, and waste fly ash for cement production, are now making preparations to conclude the pre-feasibility phase and move into the much more detailed Feasibility Study Phase (FSR) work for the initial iGas (160 MW) project. The FSR results will be used to obtain the required final government approvals to proceed and build the first project. The iGas distributed power plant is expected to be designed to utilize two state-of-the-art SES XL3000 gasification systems and four GE model LM2500+G4 advanced aero-derivative gas turbines in combined cycle mode.

Global Initiative – Direct Reduced Iron (DRI) Steel Business:

  In July, SES and Midrex Technologies, a subsidiary of Kobe Steel, expanded their exclusive global alliance for optimizing Midrex's MXCOL® DRI facilities with SES Gasification Technology with the signing of a Project Alliance Agreement. Midrex has assumed the lead in marketing, sales, proposal development, and project execution for coal gasification DRI projects as part of the new project alliance. Midrex may also lead the construction of the fully integrated solution for customers who desire such an execution strategy. SES will provide the SES Gasification Technology for each project including engineering, key equipment, and technical services. The fully integrated state-of-the-art gasification-based DRI facility will have total plant guarantees. The agreement includes finalization of an engineering package for the optimized coal gasification DRI solution.

Plant Operations:

  Synthesis Energy Systems (Zao Zhuang) New Gas Company Joint Venture (ZZ) – In June, SES entered into a definitive Share Purchase and Investment (SPIA) Agreement with Rui Feng Enterprises Limited, a British Virgin Islands company and a separate Operation and Management Agreement with Shandong Saikong Automation Equipment Co. Ltd, an affiliate of Rui Feng registered in the People's Republic of China. This significant milestone achieved SES's strategic aim to improve the long-term outlook of the ZZ JV by repurposing and expanding the asset in Zao Zhuang City, Shandong Province. Under the terms of the agreement, SES's new Chinese partner, Rui Feng, has agreed to pay $10 million cash to SES in four installments over a period of 15 months for 59.81% of SES's interest in ZZ, with the first installment payment of $1.6 million received by SES. Under the terms of the SPIA, Rui Feng may also invest additional equity of 40 million Yuan ($6.5 million) to fund the plant expansion and conversion to produce more profitable acetic and propionic acid, and increase its ownership to a capped limit of 73.53%. The ZZ facility has remained idle, due to continued lower-than-normal commodity prices in China.

  Yima Joint Venture Methanol Plant (Yima) – Parent company, Henan Energy, and the Yima JV has continued its course of strengthening operations at Yima. The JV achieved its aim to increase production rates as high as 80% in June and expects to achieve 100% production capacity by early 2016 if methanol prices improve during the fall and winter. At that time the plant is expected to move into its originally intended operating phase producing 300,000 tons per year of chemical grade methanol. SES's focus remains to achieve formal commercial acceptance of the three SES gasification systems at the Yima JV when the entire plant is fully operational.

Fiscal Fourth Quarter 2015 Financial Results (Unaudited)

The Company reported $4.6 million of revenue for the three months ended June 30, 2015, versus $4.4 million for the three months ended June 30, 2014. The increase in revenue primarily resulted in an increase of related party consulting revenues in the fourth quarter 2015.

The Company's operating loss for the three months ended June 30, 2015 was reduced to $3.8 million versus an operating loss of $4.1 million for the three months ended June 30, 2014. The decrease in operating loss was primarily due to 15% reduction in overall general and administrative expenses, a reduction of cost of sales and plant operating expenses and a decrease in depreciation and amortization expense. This was partially offset by an increase in stock-based compensation expense.

The net loss attributable to stockholders for the three months ended June 30, 2015 was $3.8 million, or $0.05 per share, versus a loss of $4.5 million, or $0.06 per share, for the three months ended June 30, 2014.

As of June 30, 2015, the Company had cash and cash equivalents of $22.2 million and working capital of $10.7 million.

Fiscal 2015 Financial Results (Unaudited)

For the fiscal year ended June 30, 2015, total revenues were $15.5 million compared to $17.5 million for fiscal 2014. The decrease in revenues was primarily related to the decrease of $2.3 million in related party consulting and equipment revenues.

The operating loss for the fiscal year ended June 30, 2015 was $38.3 million compared to an operating loss of $13.6 million for fiscal 2014. This increase was primarily due to the $20.9 million impairment of the ZZ Joint Venture facilities that was recognized during the fiscal year ended June 30, 2015.

The net loss attributable to stockholders for the fiscal year ended June 30, 2015 was $37.9 million or $0.50 per share versus $14.2 million or $0.22 per share for the fiscal year ended June 30, 2014.

Conference Call Information

SES's President and CEO, Robert W. Rigdon, and CFO and Corporate Secretary, Roger L. Ondreko, will hold a conference call to review the Company's financial results and provide an update on corporate developments beginning at 4:15 p.m. EDT on September 16.

To access the live webcast on September 16, please log on to www.synthesisenergy.com. Alternatively, interested parties may participate in the SES telephone conference call by phoning (866) 652-5200 (U.S) or (412) 317-6060 (Int'l). Callers should request the "Synthesis Energy Systems, Inc. call." Interested parties can pre-register for the call at: http://dpregister.com/10070104.

An archived version of the SES conference call webcast will be available on the company's website through October 16, 2015. A telephone replay of the call will be available beginning approximately one hour after its completion and will be available through October 16, 2015. Interested parties can access the telephonic replay by phoning (877) 344-7529 (U.S.) or (412) 317-0088 (Int'l). The PIN access code for both the live call and replay is: 10070104.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on bringing clean high-value energy to developing countries from low-cost and low-grade coal and biomass through its proprietary gasification technology based upon U-Gas®, licensed from the Gas Technology Institute. The SES Gasification Technology enables Growth With Blue Skies, and greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, many coal waste products, and biomass feedstocks. For more information, please visit: www.synthesisenergy.com.

SES Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the ability of our ZZ joint venture to effectively operate XE's methanol plant and produce methanol; our ability to successfully expand the ZZ joint venture through our partnership with Saikong; the ability of our project with Yima to produce earnings and pay dividends; our ability to develop and expand business of the Tianwo-SES joint venture in the joint venture territory; our ability to successfully partner our technology business; our ability to develop our power business unit and marketing arrangement with GE and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies, and renewables; our ability to successfully develop the SES licensing business; events or circumstances which result in an impairment of assets, including, but not limited to, at our ZZ Joint Venture; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our limited history, and viability of our technology; commodity prices, including in particular methanol, and the availability and terms of financing; our ability to obtain the necessary approvals and permits for future projects; our ability to raise additional capital, if any, and our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

MDC Group

Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
Susan Roush
747.222.7012
PR@synthesisenergy.com

TABLES FOLLOW

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)
Revenue:
Product sales and other -related parties	$4,420	$4,366	$15,145	$14,880
Related party consulting and equipment sales	206	(8)	372	2,627
Total revenue	4,626	4,358	15,517	17,507

Costs and Expenses:
Costs of sales and plant operating expenses	4,797	5,428	19,713	17,361
General and administrative expenses	2,380	2,816	8,974	9,958
Stock-based compensation expense	971	365	2,586	2,219
Depreciation and amortization	229	567	1,603	2,293
Impairment of long-lived assets	—	—	20,914	—
Other income	—	(675)	—	(675)

Total costs and expenses	8,377	8,501	53,790	31,156

Operating loss	(3,751)	(4,143)	(38,273)	(13,649)

Non-operating income (expense):
Equity in losses of joint ventures	—	—	—	(2)
Foreign currency gains, net	32	7	39	2
Interest income	17	11	70	33
Interest expense	(158)	(89)	(372)	(381)

Net loss	(3,860)	(4,214)	(38,536)	(13,997)
Less: net income (loss) attributable to non-controlling interests	(20)	282	(654)	246
Net loss attributable to stockholders	$ (3,840)	$ (4,496)	$(37,882)	$(14,243)

Net loss per share:
Basic and diluted	$ (0.05)	$ (0.06)	$ (0.50)	$ (0.22)

Weighted average common shares outstanding:
Basic and diluted	83,136	72,815	75,699	66,118

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	June 30,	June 30,
	2015	2014

ASSETS

Current assets:
Cash and cash equivalents	$22,217	$19,407
Certificate of deposit-restricted	1,635	—
Accounts receivable-related party, net	705	676
Prepaid expenses and other currents assets	489	873
Inventory	587	865
Total current assets	25,633	21,821

Property, plant and equipment, net	10,342	31,499
Intangible assets, net	939	1,049
Investment in joint ventures	34,815	34,856
Other long-term assets	2,022	2,481

Total assets	$73,751	$91,706

LIABILITIES AND EQUITY

Current liabilities:
Accrued expenses and accounts payable	$4,348	$4,469
Accrued expenses and accounts payable-related party	4,088	2,698
Line of credit	3,271	—
Short-term bank loan	3,271	3,251

Total current liabilities	14,978	10,418

Commitment and contingencies

Stockholder's Equity:

Preferred stock, $0.01 par value: 20,000 shares authorized- no shares issued and outstanding	—	—
Common stock, $0.01 par value: 200,000 shares authorized- 85,476 and 73,107 shares issued and outstanding, respectively	855	731
Additional paid-in capital	256,643	241,125
Accumulated deficit	(203,866)	(165,984)
Accumulated other comprehensive income	6,179	6,062
Total stockholders' equity	59,811	81,934
Noncontrolling interests in subsidiaries	(1,038)	(646)

Total stockholder's equity	58,773	81,288

Total liabilities and stockholder's equity	$73,751	$91,706